Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

MATTEL REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

First Quarter Highlights

•	Worldwide net sales up 19 percent;

•	Domestic gross sales up 10 percent and international gross sales up 29 percent;

•	Worldwide gross sales for core brands: Barbie® up 2 percent; Hot Wheels® up 14 percent; Core Fisher-Price® up 27 percent and American Girl® brands up 2 percent;

•	Gross margin increased 270 basis points of net sales; SG&A decreased 360 basis points of net sales;

•	Operating income was $20.6 million compared to operating loss of $32.0 million in the first quarter of 2006; and

•	Earnings per share of $0.03 vs. prior year of $0.08, which included a tax benefit from settlements of $0.15.

EL SEGUNDO, Calif., April 16, 2007 – Mattel, Inc. (NYSE: MAT) today reported 2007 first quarter financial results. For the quarter, the company reported net income of $12 million, or $0.03 per share, compared to last year’s first quarter net income of $30.2 million, or $0.08 per share. Last year’s quarterly net income was positively impacted by tax benefits of approximately $57 million, or $0.15 per share, relating to audit settlements with foreign tax authorities.

“While not a particularly significant quarter within the seasonal toy industry, our positive first quarter results are a good start to the year,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “I am pleased with the performance of our strong portfolio of brands, including nice increases in the Fisher-Price® and Wheels businesses and continued strength of the Disney/Pixar CARS™ entertainment property. Our international business continued to generate strong growth around the world, and we benefited from improved gross margins.”

Financial Overview

For the quarter, net sales were $940.3 million, up 19 percent compared to $793.3 million last year, including favorable changes in currency exchange rates of 3 percentage points. On a regional basis, first quarter gross sales increased 10 percent in the U.S. and increased 29 percent in international markets, including favorable changes in currency exchange rates of 7 percentage points. Operating income for the quarter was $20.6 million, compared to prior year’s operating loss for the quarter of $32.0 million, which included $13 million of severance charges.

The company’s debt-to-total-capital ratio of 19.8 percent is in line with the company’s capital and investment framework. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $221 million, compared with a decline of approximately $394 million in last year’s first quarter.

Sales by Business Unit

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $567 million, up 15 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 2 percent, with increases in international markets offsetting declines in the U.S. Worldwide gross sales for Other Girls Brands were down 8 percent, with gains in the Disney Princesses and Polly

Pocket!™ toy lines offset by declines in the Winx™ and Pixel Chix™ toy lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 15 percent, led by double-digit growth in the Hot Wheels® and Matchbox® lines. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 59 percent for the quarter, reflecting strong performance in the CARS™ entertainment property and the addition of Radica®.

Fisher-Price Brands

First quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and the Power Wheels® brand, were $391.3 million, or up 27 percent versus the prior year. This reflects strong growth in Fisher-Price® Friends and Core Fisher-Price® worldwide.

American Girl Brands

First quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $62.9 million, up 2 percent versus last year.

Live Webcast

The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, April 17th at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 9092453.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People® and Power Wheels®, and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the outlook for the year and the company’s debt-to-total capital ratio in relation to the company’s capital and investment framework. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2007		2006		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$940.3		$793.3		19%
Cost of sales	521.6	55.5%	461.3	58.2%	13%

Gross Profit	418.7	44.5%	332.0	41.8%	26%
Advertising and promotion expenses	105.3	11.2%	88.9	11.2%	19%
Other selling and administrative expenses	292.8	31.1%	275.1	34.7%	6%

Operating Income (Loss)	20.6	2.2%	(32.0)	-4.0%
Interest expense	14.5	1.5%	15.2	1.9%	-5%
Interest (income)	(12.0)	-1.3%	(8.8)	-1.1%	36%
Other non-operating expense (income), net	2.4		(1.9)

Income (Loss) Before Income Taxes	15.7	1.7%	(36.5)	-4.6%
Provision (benefit) for income taxes	3.7		(66.7)

Net Income	$12.0	1.3%	$30.2	3.8%

EPS—Basic	$0.03		$0.08

Average Number of Common Shares Outstanding—Basic	389.9		388.8

EPS—Diluted	$0.03		$0.08

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	396.8		391.3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2007		2006
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$567.0		$493.2
% Change		15%		-4%
Pos./(Neg.) Impact of Currency (in % pts)		4		(2)
Fisher-Price Brands	391.3		307.2
% Change		27%		16%
Pos./(Neg.) Impact of Currency (in % pts)		2		(2)
American Girl Brands	62.9		61.9
% Change		2%		-9%
Other	3.6		3.2

Gross Sales	$1,024.8		$865.5

% Change		18%		2%
Pos./(Neg.) Impact of Currency (in % pts)		3		(2)

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,024.8		$865.5
Sales Adjustments	(84.5)		(72.2)

Net Sales	$940.3		$793.3

% Change		19%		1%
Pos./(Neg.) Impact of Currency (in % pts)		3		(2)

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,		At Dec. 31, 2006
	2007	2006
(In millions)	(Unaudited)
Assets
Cash and equivalents	$984.2	$603.3	$1,205.6
Accounts receivable, net	730.6	585.0	943.8
Inventories	448.6	410.8	383.1
Prepaid expenses and other current assets	202.0	284.3	317.6

Total current assets	2,365.4	1,883.4	2,850.1
Property, plant and equipment, net	518.8	535.2	536.7
Other noncurrent assets	1,583.4	1,446.2	1,569.1

Total Assets	$4,467.6	$3,864.8	$4,955.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$43.5	$—
Current portion of long-term debt	90.0	100.0	64.3
Accounts payable and accrued liabilities	733.0	648.1	1,356.3
Income taxes payable	23.7	108.5	161.9

Total current liabilities	846.7	900.1	1,582.5
Long-term debt	560.0	525.0	635.7
Other noncurrent liabilities	428.2	282.8	304.7
Stockholders’ equity	2,632.7	2,156.9	2,433.0

Total Liabilities and Stockholders’ Equity	$4,467.6	$3,864.8	$4,955.9

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2007	2006
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	70	66
Inventories
Days of Supply (DOS)	76	72
Total Debt Outstanding	$650.0	$668.5
Total Debt-to-Total Capital Ratio	19.8%	23.7%

	Year Ended March 31,
(In millions)	2007 (a)	2006
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(327)	$(290)
Cash Flows (Used For) Investing Activities	(24)	(28)
Cash Flows From (Used For) Financing Activities and Other	130	(76)

(Decrease) in Cash and Equivalents	$(221)	$(394)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.